EXHIBIT 99.1

Dec. 5, 2003

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin or Jennifer Rosser (713) 507-6466

DYNEGY ENTERS INTO EXCLUSIVE DISCUSSIONS

WITH AMEREN REGARDING ILLINOIS POWER

HOUSTON (Dec. 5, 2003) – Dynegy Inc. (NYSE: DYN) today announced that it is engaged in exclusive discussions with Ameren Corp. (NYSE: AEE) related to a possible sale of Illinois Power Company, Dynegy’s regulated energy delivery business.

Any transaction between the parties would be subject to satisfactory completion of Ameren’s due diligence, negotiation of final terms and structure, negotiation and execution of definitive agreements, receipt of board of directors and required regulatory approvals, and other conditions.

Dynegy does not anticipate making any further announcements related to a possible sale of Illinois Power until a definitive agreement is reached or the discussions are terminated.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling approximately 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the entering into of a transaction regarding the sale of Illinois Power Company. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expressed or implied include the satisfactory completion of Ameren’s due diligence, the parties’ ability to negotiate final terms and structure and to negotiate and execute definitive transaction agreements, the receipt of board of directors and required regulatory approvals and the satisfaction of other conditions precedent to the consummation of any such transaction. There can be no assurance that such conditions will be satisfied or that any such transaction will be agreed to or consummated. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

###